Exhibit 4.5

EXECUTION COPY

THIS PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. NO SALE OR DISPOSITION MAY BE EFFECTED EXCEPT IN COMPLIANCE WITH RULE 144 UNDER SAID ACT OR AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL SATISFACTORY TO MAKER THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT OR RECEIPT OF A NO-ACTION LETTER FROM THE SECURITIES AND EXCHANGE COMMISSION.

This promissory note and the indebtedness and securities evidenced hereby are subordinated in accordance with and subject to the terms of that certain Subordination Agreement (as amended, restated, supplemented or modified from time to time, the “Subordination Agreement”), dated as of July 8, 2015 by and among Alison Fogel and David Fogel, a married couple residing in the State of Maine, jointly and severally, Staffing 360 Solutions, Inc., a Nevada corporation, and MidCap Funding X Trust, in its capacity as agent (together with its affiliates and their respective successors and assigns, “Senior Agent”) for the Senior Lenders (as defined in the Subordination Agreement), and each holder and transferee of this promissory note, by its acceptance hereof, irrevocably agrees to be bound by the provisions of the Subordination Agreement.

UNSECURED CONVERTIBLE PROMISSORY NOTE

Issuance Date: July 8, 2015

Aggregate Principal Amount: $624,595.00

For value received, Staffing 360 Solutions, Inc., a Nevada corporation (“Maker”), promises to pay to Alison Fogel and David Fogel, a married couple residing in the State of Maine (each, a “Payee” and together, “Payees”), an aggregate principal sum of Six Hundred Twenty-Four Thousand Five Hundred Ninety-Five U.S. Dollars ($624,595.00) (the “Aggregate Principal Amount”), with fifty-one percent (51%) of the Aggregate Principal Amount payable to Alison Fogel and forty-nine percent (49%) of the Aggregate Principal Amount payable to David Fogel, together with interest accrued but unpaid thereon, at the rate and on the terms set forth below in this promissory note (this “Note”). The date of this Note is the date first set forth above as the “Issuance Date” (the “Issuance Date”). This Note is being issued in connection with that certain Equity Purchase Agreement, dated as of the date hereof (the “Purchase Agreement”), by and among Payees, Lighthouse Placement Services, LLC, a Massachusetts limited liability company (the “Company”) and Maker, and is the Two Year Note referenced therein. All capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Purchase Agreement. The Aggregate Principal Amount of this Note (and each Payee’s portion thereof), and the dollar amount of each Quarterly Installment (as defined below) may be increased or decreased, as the case may be, in accordance with Section 1.5(d) of the Purchase Agreement, in which case this Note shall be amended to reflect the adjusted Aggregate Principal Amount and Maker shall promptly thereafter amend the Payment and Amortization Schedule (as defined below).

1.          Repayment. All payments of interest and principal under this Note shall be in lawful money of the United States of America in immediately available funds, at the address of each Payee on the books of Maker or at such other place, or by wire transfer of funds to an account of each Payee, as such Payee may designate in writing to Maker. Unless this Note is paid or otherwise satisfied in full as set forth herein, or the obligations hereunder are converted into Conversion Shares in accordance with Section 6, and otherwise subject to Sections 3 and 7(a)(vi), payments of principal and interest on this Note shall be made in installments each fiscal quarter (including the partial fiscal quarter in which the Issuance Date occurs and the partial fiscal quarter in which the Maturity Date occurs), on a straight-line basis amortizing the payments of principal and interest on this Note over a two (2) year period (with the amount for the partial fiscal quarter in which (x) the Issuance Date occurs allocated on a fractional basis based on the number of remaining days in the fiscal quarter from and after the Issuance Date or (y) the Maturity Date occurs allocated on a fractional basis based on the number of days in the fiscal quarter prior to and including the Maturity Date) (the “Quarterly Installments”), each to be set forth in a Payment and Amortization Schedule to be delivered by Maker to Payees promptly (but in any event within ten (10) Business Days) after the Issuance Date and reasonably acceptable to Payees setting forth the payments under this Note and the allocation of each payment between interest and principal, assuming in each case that there is no suspension or forfeiture of such amounts in accordance with the terms of this Note (as it may be amended in connection with an adjustment to the Aggregate Principal Amount in accordance with Section 1.5(d) of the Purchase Agreement, the “Payment and Amortization Schedule”), with any remaining principal amount of, and all unpaid accrued interest on, this Note (less any amounts forfeited or suspended pursuant to Section 3) due and payable on the two (2) year anniversary of the Issuance Date (the “Maturity Date”); provided, however, that in the event that a Suspension of Payment occurs pursuant to Section 3 below for (i) the second to last full fiscal quarter prior to the Maturity Date, the Maturity Date shall be extended after the two (2) year anniversary of the Issuance Date to be the date which is the fifteenth (15th) day after the last day of the fiscal quarter in which the Maturity Date otherwise would have occurred or (ii) the last full fiscal quarter prior to the Maturity Date, the Maturity Date shall be extended after the two (2) year anniversary of the Issuance Date to be the date which is the fifteenth (15th) day after the last day of the first full fiscal quarter ending after the fiscal quarter in which the Maturity Date otherwise would have occurred. In the event of any extension of the Maturity Date pursuant to the preceding proviso, the amount that would have otherwise been due on the original Maturity Date for the partial fiscal quarter ending on the Maturity Date shall be added to the amount otherwise payable for the last full fiscal quarter ended prior to the original Maturity Date and paid or forfeited, as applicable, at the same time that the amount for the last full fiscal quarter ended prior to the original Maturity Date is, as applicable, paid or forfeited. All payments or deemed payments under this Note, including any offsets under Section 8 hereof, shall be applied first to any fees and expenses due to Payees under this Note, then any accrued and unpaid interest on principal amounts previously paid and then to accrued interest on unpaid principal, then to the unpaid principal under this Note, and finally to any other obligations under this Note (provided, that the Quarterly Installments shall be allocated between principal and interest as described above in this Section 1 and as set forth in the Payment and Amortization Schedule and incorporated herein by reference, with any partial payment first applied to accrued interest). Except to the extent otherwise provided in Section 3(f), all payments or offsets, and all obligations of Maker, under this Note shall be allocated fifty-one percent (51%) to Alison Fogel and forty-nine percent (49%) to David Fogel.

2.          Interest Rate and Payments; No Security Interest. Subject to this Section 2 and Section 7(c), interest on the outstanding principal amount shall accrue daily at a rate equal to six percent (6%) per annum (the “Interest Rate”). Interest will be calculated on the basis of a 365-day year for the actual number of days elapsed. Except to the extent forfeited pursuant to Section 3 for any fiscal quarter in which a Suspension of Payment occurs (each fiscal quarter in which a Suspension of Payment occurs, a “Suspension Quarter”), interest will accrue from the date hereof until the outstanding principal amount is paid or otherwise satisfied in full. The Quarterly Installments shall be payable on a fiscal quarterly basis, no later than the fifteenth (15th) day after the end of such fiscal quarter, beginning with the fiscal quarter in which the Issuance Date occurs. On the Maturity Date (as it may be extended pursuant to Section 1), Maker will pay all remaining principal and accrued but unpaid interest that has not been forfeited pursuant to Section 3 below. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day. This Note is subject to the express condition that at no time shall Maker be obligated or required to pay interest on the principal balance at a rate which could subject Maker or either Payee to either civil or criminal liability as a result of being in excess of the maximum rate which Maker is permitted by applicable law to contract or agree to pay. If by the terms of this Note, Maker is at any time required or obligated to pay interest on the principal balance at a rate in excess of such maximum rate, the Interest Rate under this Note shall be deemed to be immediately reduced to such maximum rate and interest payable hereunder shall be computed at such maximum rate. This Note is an unsecured promissory note.

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3.          Suspension of Payments; Calculation of Gross Profit.

(a)          Notwithstanding any other provisions of this Note (but subject to Section 3(f) below), the obligation of Maker to pay any Quarterly Installment due hereunder shall immediately be suspended (a “Suspension of Payment”) if the Gross Profit for the trailing four (4) full fiscal quarter period ending as of the fiscal quarter for which such Quarterly Installment is due (the “TFQ Gross Profit”) is less than eighty-five percent (85%) of the Closing Gross Profit (the “Target Gross Profit”). With respect to each Suspension Quarter, (i) if the TFQ Gross Profit as of the end of either of the two (2) fiscal quarters immediately following such Suspension Quarter exceeds the Target Gross Profit, Maker shall pay the Quarterly Installment for such Suspension Quarter at the same time that it pays the Quarterly Installment for such subsequent fiscal quarter as of the end of which the TFQ Gross Profit exceeds the Target Gross Profit (or with respect to the last two fiscal quarters prior to the initial Maturity Date, by the fifteenth (15th) day after the end of such subsequent fiscal quarter), and (ii) if the TFQ Gross Profit for each of the two (2) fiscal quarters immediately following such Suspension Quarter does not exceed the Target Gross Profit, Payees shall forfeit any rights to, and Maker shall have no obligation under this Note with respect to, the Quarterly Installment for such Suspension Quarter (and any interest or other amounts payable on the principal or interest included in such forfeited Quarterly Installment). For the avoidance of doubt, on the Maturity Date (subject to extension in accordance with Section 1 of this Note) the outstanding principal balance of this Note together with all accrued interest (net of any Quarterly Installments which were forfeited pursuant to the terms of this Section 3) shall be due and payable and shall be paid in full by the Maker to the Payees on the Maturity Date (as extended in accordance with Section 1 of this Note).

(b)          For purposes hereof: (i) “Gross Profit” shall mean, with respect to any applicable period, the consolidated Revenues of the Lighthouse Companies less the consolidated direct Costs of Services of the Lighthouse Companies, calculated in accordance with GAAP as consistently applied by Maker and its Subsidiaries; (ii) “Revenue” shall mean, as determined in accordance with GAAP as consistently applied by Maker and its Subsidiaries: (A) revenue for temporary services (recognized at the time that the service is provided and revenue is recorded on a time and materials basis); (B) temporary contracting revenue (recognized as gross when a Lighthouse Company acts as principal in the transaction and is at risk for collection); (C) revenue that does not meet the criteria for gross revenue reporting (reported on a net basis); (D) revenue generated when a Lighthouse Company permanently places an individual with a client on a contingent basis (recorded at the time of acceptance of employment); and (E) revenue generated when a Lighthouse Company places an individual with a client on a retained basis (recorded ratably over the period the services are rendered); (iii) “Cost of Services” means the direct costs to generate the Revenues, including payroll expenses to independent contractors, payroll burdens, payroll taxes and insurance obligations and reimbursable expenses, as determined in accordance with GAAP as consistently applied by Maker and its Subsidiaries; and (iv) “Closing Gross Profit” means the Gross Profit for the trailing four (4) full fiscal quarter period as of the fiscal quarter ending June 30, 2015.

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(c)          For illustration purposes, the calculation of Gross Profit for the fiscal year ended December 31, 2014 is as set forth on Exhibit A hereto. Any ambiguities in the calculation of the Gross Profit shall be determined in a manner consistent with Exhibit A, or if there is a change in GAAP after the Issuance Date such that the manner contemplated by Exhibit A is no longer in compliance with GAAP, then in such manner that is as close as possible to that contemplated under Exhibit A that is in compliance with the new GAAP principles. In the event any such change in GAAP causes the manner of calculating Gross Profit going forward to differ significantly from the manner in which the Closing Gross Profit was previously calculated, Maker and the Seller Representative on behalf of the Payees shall adjust the Closing Gross Profit by re-calculating the Gross Profit for the trailing four (4) full fiscal quarter period ending December 31, 2014 as if such new GAAP requirements were in effect at the time.

(d)          If after the Issuance Date any Lighthouse Company acquires another business (including any portion or part of another business) or enters into a line of business other than the normal business activities of the Company conducted as of the Issuance Date with the prior written consent of Payees (such consent not to be unreasonably withheld, delayed or conditioned), then the TFQ Gross Profit shall be computed taking into consideration the financial results of such acquired or new line of business. If after the Issuance Date any Lighthouse Company acquires another business (including any portion or part of another business) or enters into a line of business other than the normal business activities of the Company conducted as of the Issuance Date without the prior written consent of Payees (such consent not to be unreasonably withheld, delayed or conditioned), then the TFQ Gross Profit for the applicable fiscal quarter in which such acquisition occurs or such new line of business commences and for all subsequent fiscal quarters shall be deemed to be greater than the Target Gross Profit for purposes of this Note, and any payments of principal and interest under this Note after such acquisition occurs or such new line of business commences shall be made when otherwise due in accordance with this Note. Maker hereby agrees that while any obligations are outstanding under this Note, subject to Section 3(e) below, Maker shall, and shall cause the Company to, use their commercially reasonable efforts to maintain a financial reporting system that enables the parties to calculate the Gross Profit for purposes of this Note.

(e)          If Maker consummates a Lighthouse Change of Control Transaction while any obligations are outstanding under this Note, Maker will provide in the sale documents for such transaction that the acquirer shall assume and agree to perform Maker’s obligations under this Note if the foregoing would not happen as a matter of law. In the event a Lighthouse Change of Control Transaction occurs (including if deemed to have occurred), then the TFQ Gross Profit for the applicable fiscal quarter in which the Lighthouse Change of Control Transaction occurs and for all subsequent fiscal quarters shall be deemed to be greater than the Target Gross Profit for purposes of this Note, and any payments of principal and interest under this Note after such Lighthouse Change of Control Transaction occurs shall be made when otherwise due in accordance with this Note (except for a Lighthouse Change of Control Transaction described in clause (ii) of the definition thereof, in which case the principal balance of this Note plus all accrued interest under this Note shall immediately accelerate and become due and payable upon the consummation of such Lighthouse Change of Control Transaction).

(f)          In the event that while any obligations are outstanding under this Note, a Payee’s employment under such Payee’s Employment Agreement, dated as of the date hereof (each, an “Employment Agreement”), between such Payee and the Company is terminated in accordance with the terms of such Employment Agreement either (x) by the Company without Cause (as defined in such Payee’s Employment Agreement) (other than due to death or Disability (as defined in such Payee’s Employment Agreement)) or (y) by such Payee for Good Reason (as defined in such Payee’s Employment Agreement) (a termination described in clauses (x) or (y), a “Qualifying Termination”), then, notwithstanding anything to the contrary contained in this Note:

(i)          for purposes of determining Maker’s obligations under this Note to such Payee subject to the Qualifying Termination (but not the other Payee), the TFQ Gross Profit for any fiscal quarter ending after the Date of Termination (as defined in such Payee’s Employment Agreement) of such terminated Payee shall be deemed for purposes of this Note to be greater than the Target Gross Profit; and

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(ii)         for purposes of determining Maker’s obligations under this Note to the other Payee that has not been subject to the Qualifying Termination, the Target Gross Profit for any period ending after the Date of Termination of the terminated Payee shall be reduced by twenty percent (20%) (with the percentage reduction in the Target Gross Profit for any trailing four (4) fiscal quarter period (the “TFQ”) in which the Date of Termination occurs being pro-rated so that such percentage reduction is equal to (A) twenty percent (20%), multiplied by (B) the number of days in the TFQ from and after the Date of Termination, and divided by (C) the total number of days in the TFQ).

4.          Procedures for Determining Gross Profit.

(a)          Together with each Quarterly Installment (or if no Quarterly Installment is to be paid for such fiscal quarter as a result of a Suspension of Payment as determined by Maker or with respect to a fiscal quarter after the end of the initial Maturity Date in which a Suspension of Payment continues, within fifteen (15) days after the end of such fiscal quarter), Maker will prepare and deliver to the Seller Representative on behalf of Payees a written statement (each, a “Gross Profit Statement”) that sets forth Maker’s determination in accordance with the terms of this Note of the Gross Profit for the fiscal quarter most recently ended (the “Subject Quarter”) and the TFQ Gross Profit for the TFQ ending as of the Subject Quarter (the “Subject TFQ”), whether or not a Suspension of Payment has occurred for the Subject Quarter and, if there was a Suspension Quarter in the either of the two (2) fiscal quarters prior to the Subject Quarter where the Suspension of Payment is continuing, whether the Subject TFQ exceeds the Target Gross Profit such that the Suspension of Payment shall no longer continue with respect to such prior Suspension Quarter. Payees and their Representatives will provide Maker and its Representatives with reasonable access to the books and records, personnel and properties of the Lighthouse Companies, and any other information of the Lighthouse Companies, that Maker reasonably requests in connection with Maker’s preparation of each Gross Profit Statement.

(b)          In the event that Maker notifies the Seller Representative on behalf of Payees that there is a Suspension of Payment for the Subject Quarter or that a Suspension of Payment for one or more Suspension Quarters occurring in the prior two (2) fiscal quarters is still continuing after calculating the Subject TFQ, the Seller Representative on behalf of Payees will have the right to have an independent certified public accountant (the “CPA”) review and inspect the records of the Lighthouse Companies (and any other records of Maker and its Subsidiaries to the extent relating to the Gross Profit determination) for the Subject Quarter and the Subject TFQ for the purpose of determining the accuracy of the Gross Profit Statement and the Gross Profit calculated therein by delivering written notice thereof within fifteen (15) days after the delivery of the Gross Profit Statement for the Subject Quarter. The CPA selected to conduct such review must be acceptable to both Maker and the Seller Representative (provided, that if the CPA does not accept its appointment or Maker and the Seller Representative cannot agree on the CPA, in either case within ten (10) days after Maker’s receipt of the notice from the Seller Representative requesting the CPA, either Maker or the Seller Representative may require, by written notice to the other, that the CPA be selected by the New York City Regional Office of the American Arbitration Association in accordance with the procedures of the American Arbitration Association). Each of Maker and the Seller Representative on behalf of the Payees will execute a reasonable and customary engagement letter with the CPA with respect to its review that is consistent with the terms of this Section 4 (including the responsibility of the parties for the CPA’s costs and expenses). In connection with the CPA’s review, Maker will permit the CPA, upon reasonable prior written notice, to have access during normal business hours to such records and finance personnel of the Lighthouse Companies (and any other records of Maker and its Subsidiaries to the extent relating to the Gross Profit determination), as may be reasonably necessary to verify Maker’s calculation of the Gross Profit hereunder for the Subject Quarter and the Subject TFQ, including their books, records and working papers. The CPA will promptly and diligently conduct its review and will provide in writing to the Seller Representative and Maker within thirty (30) days after its engagement its final determination with respect to the Gross Profit for the Subject Quarter and the Subject TFQ. Each Payee and Maker will use its commercially reasonable efforts to permit the CPA to timely complete its review.

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(c)          In the event that the CPA reasonably determines that the TFQ Gross Profit for the Subject TFQ was equal to or greater than the Target Gross Profit, (i) the parties will be bound by such determination, (ii) Maker shall be responsible for the reasonable fees and expenses charged by the CPA with respect to its review of the Subject Quarter and the Subject TFQ, (iii) if the Seller Representative requested the review by the CPA because Maker notified the Seller Representative that there was a Suspension of Payment for the Subject Quarter, Maker will pay to Payees the Quarterly Installment for the Subject Quarter within fifteen (15) days after Maker’s receipt of the CPA’s written report and (iv) if the Seller Representative requested the review by the CPA because there was a Suspension of Payment for one or more Suspension Quarters occurring in the prior two (2) fiscal quarters and Maker notified the Seller Representative that such Suspension of Payment is still continuing after calculating the Subject TFQ, Maker will pay to Payees the Quarterly Installment for any such Suspension Quarter(s). In the event that the CPA reasonably determines that the TFQ Gross Profit for the Subject TFQ was less than the Target Gross Profit, (i) the parties will be bound by such determination, (ii) Payees shall be responsible for the reasonable fees and expenses charge by the CPA with respect to its review of the Subject Quarter and the Subject TFQ, and (iii) the provisions of Section 3 will apply to such Subject Quarter. For the avoidance of doubt, in the event of a Qualifying Termination of a Payee under Section 3(f), the provisions of this Section 4 (as modified by Section 3(f)(ii)) will apply only to the Payee that has not been subject to the Qualifying Termination and payments will be adjusted for such Payee’s share of this Note. Any calculations of TFQ Gross Profit for any subsequent fiscal quarter that includes the Gross Profit for the Subject Quarter or any portion of the Subject TFQ will apply the determinations of the CPA with respect to the Gross Profit for the Subject Quarter and the portion of the Subject TFQ that is included in the TFQ Gross Profit for such subsequent fiscal quarter.

5.          Notice to Payees; Prepayment.

(a)          Maker shall provide Payees with written notice (i) promptly (but in any event within thirty (30) days) after Maker becomes aware that any order or decree described in Section 7(a)(iii) is entered, (ii) immediately upon the occurrence of any Event of Default listed in clause (iii), (iv), (v), or (vi) of Section 7(a), or (iii) promptly (but in any event within thirty (30) days) after the consummation of any Lighthouse Change of Control Transaction.

(b)          Maker may, in its discretion, prepay this Note in whole or in part prior to the Maturity Date.

6.          Conversion.

(a)          Subject to Section 6(d) below, Payees shall have the right (the “Conversion Right”), exercisable at any time prior to the Maturity Date by providing written notice thereof (a “Conversion Notice”) to Maker, to convert all of the outstanding principal and accrued but unpaid interest under this Note (for the avoidance of doubt, (i) taking into account any amounts forfeited prior to such time pursuant to Section 3 and (ii) less the amount of the Quarterly Installments for any Suspension Quarters where a Suspension of Payments is still occurring at such time (and any interest or other amounts payable on the principal or interest included in such Quarterly Installments)) (such net amount, the “Outstanding Obligations”) into shares of Buyer Common Stock at a conversion price (the “Conversion Price”) equal to the greater of (i) eighty percent (80%) of the VWAP Price as of the date of Payee’s delivery of the Conversion Notice and (ii) the Buyer Common Stock Price. Upon the issuance of the shares of Buyer Common Stock after conversion of the obligations under this Note in accordance with this Section 6 (the “Conversion Shares”), all obligations of Maker under this Note, including any outstanding principal amounts and any accrued but unpaid interest, shall be deemed to be paid and satisfied in full.

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(b)          Maker shall reasonably and in good faith make any equitable adjustments to the Conversion Price hereunder to account for any stock dividends, stock splits, reverse stock splits, special dividends and distributions, recapitalizations and other similar transactions occurring after the Issuance Date with respect to the Buyer Common Stock. In the event of any transaction occurring after the Issuance Date in which all outstanding Buyer Common Stock is exchanged for another form of equity of Maker or equity of another entity, the Conversion Right hereunder shall instead permit the outstanding obligations under this Note to be converted into such other form of equity of Maker or equity of such other entity, as applicable, with Maker making any equitable adjustments to the Conversion Price as it reasonably determines in good faith.

(c)          The parties hereby acknowledge and agree that the shares of Buyer Common Stock issuable upon conversion of the obligations under this Note in accordance with this Section 6 (the “Conversion Shares”) shall be subject to the terms and conditions of Sections 6.7, 6.8 and 7.7 of the Purchase Agreement as if they were “Shares” thereunder. In the event that the obligations under this Note are converted into Conversion Shares prior to the payment of any Adjustment Amount under Section 1.5(e) of the Purchase Agreement, any portion of the Adjustment Amount which would other be payable under Section 1.5(e) of the Purchase Agreement pursuant to an increase or a decrease in the principal amount of the Note shall instead be paid by delivery of Conversion Shares, with each Conversion Share valued at the Conversion Price for such purposes.

(d)          Notwithstanding anything to the contrary contained in this Note, at any time when a Suspension of Payment for any Suspension Quarter is in effect and still continuing (including if as a result of Section 3(f), such Suspension of Payment only applies to one Payee and not the other), the Conversion Right shall not be available to Payees, and Maker shall have no obligation to deliver the Conversion Shares hereunder.

7.          Events of Default and Remedies.

(a)          Each of the following shall constitute an “Event of Default”.

(i)          the failure of Maker to pay or otherwise satisfy any amounts due under this Note when due (subject to the Suspension of Payment provided for in Section 3 and the procedure for resolving any disputes), which failure is not cured within three (3) Business Days after written notice of such failure is received by Maker from Payees;

(ii)         the default by Maker of any of its covenants or agreements under this Note (other than those described in clause (i) above) in any material respect, which default is not cured within thirty (30) days after written notice of such default is received by Maker from Payees;

(iii)        a decree, judgment, or order by a court of competent jurisdiction shall have been entered adjudging Maker as bankrupt or insolvent, or approving as properly filed a petition seeking reorganization of Maker under any bankruptcy or similar law, and such decree or order shall have continued undischarged and unstayed for a period of ninety (90) days; or a decree or order of a court of competent jurisdiction ordering the appointment of a receiver, liquidator, trustee, or assignee in bankruptcy or insolvency of Maker, or for the winding up or liquidation of the affairs of Maker, shall have been entered, and such decree, judgment, or order shall have remained in force undischarged and unstayed for a period of sixty (60) days;

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(iv)        Maker shall institute proceedings to be adjudicated a voluntary bankrupt, or shall consent to the filing of a bankruptcy proceeding against it, or shall file a petition or answer or consent seeking reorganization under any bankruptcy or similar law or similar statute, or shall consent to the filing of any such petition, or shall consent to the appointment of a custodian, receiver, liquidator, trustee, or assignee in bankruptcy or insolvency of it or any of its assets or property, or shall make a general assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts generally as they become due;

(v)         the voluntary or involuntary dissolution, termination of existence or liquidation of Maker or the voluntary dissolution, termination of existence or liquidation of the Company (in each case, other than in connection with an internal corporate reorganization or a change of control of Maker, in either case, in which the successor to Maker assumes all of Maker’s obligations under this Note); or

(vi)        both (A) the occurrence of an “Event of Default” under, and as defined in, either (I) that certain Credit and Security Agreement dated as of April 8, 2015 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Monroe Credit Agreement”), by and among MidCap Funding X Trust, as Agent thereunder (“Agent”), the lenders named therein, PeopleSERVE, Inc., Monroe Staffing Services, LLC, Maker and any additional borrowers thereunder or (II) that certain Credit and Security Agreement, dated as of April 8, 2015 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “PRS Credit Agreement” and, together with the Monroe Credit Agreement, the “Credit Agreements”), by and among Agent, the lenders named therein and PeopleSERVE PRS, Inc., and (B) where Agent has delivered notice to Payees pursuant to the terms of the Subordination Agreement, dated as of the Issuance Date (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Subordination Agreement”), by and among Payees (as subordinated lenders), Maker, Agent and the lenders named therein, that Permitted Subordinated Loan Payments (as defined in the Subordination Agreement) are not permitted pursuant to the terms of the Subordination Agreement as a result of such Event of Default under a Credit Agreement (a “Suspension Notice”); provided, that if such Event of Default under a Credit Agreement is cured or such Suspension Notice is rescinded, in either case, within ninety (90) days after the receipt of the Suspension Notice by Payees, any Event of Default under this clause (vi) as a result of such Event of Default under a Credit Agreement or such Suspension Notice shall be automatically deemed to have been cured, and Payees shall have no rights with respect thereto (other than to collect any payments under this Note which were not otherwise permitted to be paid by Maker as a result thereof).

(b)          If an Event of Default occurs and is continuing, then Payees, by providing written notice to Maker (an “Acceleration Notice”), may declare to be due and payable immediately all of the Outstanding Obligations, together with all Quarterly Installments which are then suspended pursuant to Section 3(a); provided, that upon the occurrence of any Event of Default listed in clause (iii), (iv) or (v) of Section 7(a), the Outstanding Obligations shall immediately accelerate and become due and payable without the requirement of an Acceleration Notice or any other action on the part of Payees.

(c)          Without in any way derogating Payees’ rights upon the occurrence of an Event of Default, if there is an Event of Default under clause (i) of Section 7(a) and either (x) any Quarterly Installment due under this Note or (y) the principal and interest due on the Maturity Date, in either case, is not paid or otherwise satisfied within ten (10) days after such Event of Default, then in addition to its other obligations under this Note, Maker shall pay to Payees a late fee equal to five percent (5%) of the amount of such late payment (for the avoidance of doubt, such late fee will not apply to any accelerated obligations under this Note). If there is an Event of Default which extends beyond any and all applicable notice and cure periods (and whether or not Payees exercise their rights on account thereof), then from the occurrence of such Event of Default and during the continuance of such Event of Default, the Interest Rate for purposes of this Note shall be equal to twelve percent (12%) per annum.

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8.          Right to Set-Off. The obligations of Maker under this Note may be offset as set forth in and in accordance with Article VII of the Purchase Agreement, any such offset obligations shall be deemed paid for purposes of this Note.

9.          Attorneys’ Fees. Except with respect to the costs of the review by the CPA as set forth in Section 4, the non-prevailing party to any claim that is finally determined under this Note will pay its own expenses and the reasonable documented out-of-pocket expenses, including reasonable attorneys’ fees and costs, reasonably incurred by the other party, including any claims by Payees to collect and/or to enforce any of the obligations of Maker hereunder and/or to enforce any of Payees’ rights, remedies or powers against or in respect of Maker. The parties will request in connection with any such claim that the applicable court determine and declare the prevailing party in such claim.

10.         No Transfer of Rights to Receive Payments. Without limiting anything contained in this Note, without the prior written consent of Maker (which may be withheld in its sole discretion), neither Payee may transfer, assign, convey or subject to any Lien any of Payee’s rights under this Note to receive any payments; provided, that this Section 10 and the first restrictive legend at the top of the first page of this Note shall not prevent transfers of such rights by a Payee to (i) such Payee’s estate or heirs (by will or intestate succession) upon such Payee’s death or (ii) one or more trusts for the benefit of the immediate family members of such Payee, provided that, in each case, the transferee acknowledges and agrees to the terms, conditions and obligations set forth in this Note.

11.         Incorporation of Purchase Agreement Provisions. The parties hereby agree that Sections 8.2 through 8.7 and Sections 8.9 through 8.14 of the Purchase Agreement are hereby incorporated herein as if set forth in this Agreement, with any reference to the Purchase Agreement therein referring to this Note instead. Without limiting the foregoing, Payees hereby acknowledge and agree that the Seller Representative shall be fully authorized, and shall represent each Payee with respect to the enforcement of, determinations made under, notices provided under, and any disputes in connection with, this Note.

12.         Subordination Agreement. Maker and Payees hereby acknowledge that this Note is subject to the terms and conditions of the Subordination Agreement, which is hereby incorporated herein by reference.

13.         Miscellaneous. This Note (and to the extent incorporated herein, the Purchase Agreement, the Employment Agreements and the Subordination Agreement) constitutes the entire agreement between the parties with respect to the subject matter hereof and referenced herein, and supersedes and terminates any prior agreements or understanding between the parties or their respective Affiliates (written or oral) with respect to the subject matter hereof. Unless otherwise specified, any reference in this Note to a quarter shall mean a fiscal quarter.

[Remainder of page intentionally left blank; signature page follows]

9

IN WITNESS WHEREOF, Maker has caused this Unsecured Convertible Promissory Note to be duly executed and delivered as of the date first set forth above.

STAFFING 360 SOLUTIONS, INC.

By:	/s/ Matthew Briand
Name: Matthew Briand
Title: Chief Executive Officer

Acknowledged and agreed as of the date first set forth above:

Payees:

/s/ Alison Fogel
Alison Fogel

/s/ David Fogel
David Fogel

[Signature Page to Two Year Note]

Exhibit A
Sample Gross Profit Calculation

See attachment.